EXHIBIT 10.1

EXECUTION COPY

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is dated as of May 18, 2009, and is by and among FBR CAPITAL MARKETS CORPORATION, a corporation organized under the laws of the Commonwealth of Virginia (the “Company”), FBR TRS HOLDINGS, INC., a corporation organized under the laws of the Commonwealth of Virginia (“Seller”), and FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. (d/b/a ARLINGTON ASSET INVESTMENT CORP.), a corporation organized under the laws of the Commonwealth of Virginia (“Group”). The Company, Seller, and Group are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller, which is a direct, wholly-owned subsidiary of Group, is the record holder of 33,333,049 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and

WHEREAS, each of Seller and Group desires for Seller to sell and transfer to the Company, and the Company desires to purchase from Seller, 16,667,000 shares of Common Stock (the “Shares”), all as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. Among other defined terms contained in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed thereto:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such party. The term “control” (including, with correlative meaning, the terms “controlling”, “controlled by”, and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Amended and Restated Voting Agreement” shall mean that certain Amended and Restated Voting Agreement substantially in the form attached hereto as Exhibit A, with any changes to the form agreed to by Group and the Company.

“Assignment and Assumption Agreement” shall mean that certain Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B, with any changes to the form agreed to by Group and the Company.

“Domain Name Assignment” shall mean that certain Domain Name Assignment substantially in the form attached hereto as Exhibit C, with any changes to the form agreed to by Group and the Company.

“Encumbrances” shall mean all liens, claims, charges, assessments, options, security interests, proxies, agreements to vote and other legal and equitable encumbrances.

“Escrow Agreement” shall mean that certain Escrow Agreement substantially in the form attached hereto as Exhibit D, with any changes to the form agreed to by Group and the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Authority” shall mean any court, government (federal, state, local or foreign), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental body.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Registration Expenses” shall mean any and all expenses incident to the Follow-on Offering (as defined herein) and the performance of or compliance with Section 6.2(b) of this Agreement, including, without limitation: (a) all Securities and Exchange Commission, securities exchange, FINRA registration, listing, inclusion and filing fees, (b) all fees and expenses incurred in connection with compliance with international, federal or state securities or blue sky laws (including, without limitation, any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky qualification of any of the Remaining Shares and the preparation of a blue sky memorandum and compliance with the rules of FINRA), (c) all expenses in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any registration statement, any prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements, certificates and any other documents relating to the Follow-on Offering and the performance under and compliance with Section 6.2(b) of this Agreement, (d) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company (including, without limitation, the expenses of any special audit and “cold comfort” letters required by or incident to such performance), and (e) any fees and disbursements customarily paid in issues and sales of securities (including the fees and expenses of any experts retained by the Company in connection with any registration statement); provided, however, that Registration Expenses shall exclude (i) brokers’ or underwriters’ discounts and commissions, if any, relating to the sale or disposition of any of the shares to be sold by or on behalf of Group in the Follow-on Offering and any Remaining Shares, and (ii) the fees and disbursements of counsel for Group or any selling securityholder.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of January 26, 2009, by and between the Company and Group.

“Related Agreements” shall mean the Amended and Restated Voting Agreement, the Assignment and Assumption Agreement, the Domain Name Assignment, the Escrow Agreement, the Trademark and Copyright Assignment, Trademark License Agreement, and the Transition Services Agreement.

“Remaining Shares” shall mean (a) 16,666,049 shares of Common Stock beneficially owned by Group immediately after the Closing, plus (b) any shares of capital stock of the Company that are issued in any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar transaction or event in respect of the shares described in clause (a).

“Trademark and Copyright Assignment” shall mean that certain Trademark and Copyright Assignment substantially in the form attached hereto as Exhibit E, with any changes to the form agreed to by Group and the Company.

“Trademark License Agreement” shall mean that certain Trademark License Agreement substantially in the form attached hereto as Exhibit F, with any changes to the form agreed to by Group and the Company.

“Transition Services Agreement” shall mean that certain Transition Services Agreement substantially in the form attached hereto as Exhibit G, with any changes to the form agreed to by Group and the Company.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1    Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to the Company, and the Company shall purchase, acquire and accept from Seller, the Shares, free and clear of all Encumbrances other than Encumbrances created by the Company or this Agreement.

Section 2.2    Purchase Price. Upon the terms and subject to the conditions set forth herein, as payment in full for the Shares being purchased hereunder, at the Closing, the Company shall pay to Seller $4.35 per share (the “Per Share Price”), representing an aggregate purchase price for the Shares of $72,501,450 (the “Purchase Price”).

ARTICLE III

CLOSING

Section 3.1    Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares contemplated hereby (the “Closing”) shall take place at the offices of the Company at 1001 Nineteenth Street North, Arlington, Virginia 22209, at or about 9:00 a.m., local time, on a business day that is not later than the 10th business day following the date of this Agreement, such date to be determined by Seller who shall give the Company notice thereof no later than 5:00 p.m. on the business day prior to the date of Closing, or at such other location, date and time as the Parties may mutually agree.

(b) Notwithstanding and not in lieu of any other legal rights that a Party may have against any other Party, in the event that a Party fails to perform its obligations pursuant to the terms of this Agreement at the Closing, such defaulting Party shall be responsible for all reasonable out-of-pocket expenses incurred by the non-defaulting Parties incurred or payable in connection with this Agreement, the Related Agreements, and the transactions contemplated hereby or thereby, including the fees and disbursements of legal counsel and financial advisors to the non-defaulting Parties.

Section 3.2    Payment of the Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall pay the Purchase Price to Seller by wire transfer of immediately available funds to the account designated by Seller on Exhibit H.

Section 3.3    Delivery of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall transfer ownership of the Shares to the Company, which shall be effected by execution by Group, Seller, and the Company of a share transfer instruction letter to American Stock Transfer and Trust Company substantially in the form of Exhibit I.

Section 3.4    Closing Conditions and Deliveries.

(a) The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i) The Shares shall have been delivered to the Company in accordance with Section 3.3.

(ii) The representations and warranties of Seller and Group contained in this Agreement shall be true and correct both when made and as of the Closing, or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. Each of Seller and Group shall have performed all covenants and agreements required by this Agreement to be performed by it prior to or at the Closing.

(iii) The Company shall have received copies of each of the Related Agreements to which it is a party duly executed by each other party thereto.

(iv) The Company shall have received the executed share transfer instruction letter referred to in Section 3.3 executed by Seller and Group.

(b) The obligations of Seller and Group to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Group in its sole discretion:

(i) The Company shall have paid the Purchase Price to Seller in accordance with Section 3.2.

(ii) The representations and warranties of the Company contained in this Agreement shall be true and correct both when made and as of the Closing, or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. The Company shall have performed all covenants and agreements required by this Agreement to be performed by it prior to or at the Closing.

(iii) Seller and Group shall have received copies of each of the Related Agreements to which either is a party duly executed by each other party thereto.

(iv) Seller and Group shall have received the executed share transfer instruction letter referred to in Section 3.3 executed by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND GROUP

Seller and Group hereby jointly and severally represent and warrant to the Company, as of the date of this Agreement and as of the Closing, as follows:

Section 4.1    Existence; Good Standing. Each of Seller and Group is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia.

Section 4.2    Authority. Each of Seller and Group has the requisite corporate power and authority to execute and deliver this Agreement and to perform all of the obligations to be performed by each of them hereunder. This Agreement has been duly authorized, executed and delivered by each of Seller and Group, and it represents the legal, valid and binding obligation of each of them enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws relating to and affecting creditors’ rights generally and by general equity principles.

Section 4.3    Title to Shares. Seller is the sole record holder of the Shares, free and clear of all Encumbrances, and the delivery of the Shares to the Company pursuant to the transactions contemplated by this Agreement will transfer and convey good and valid title thereto to the Company, free and clear of all Encumbrances other than Encumbrances created by the Company or this Agreement.

Section 4.4    No Approvals. No consent, approval, authorization or order of, or filing with, any Governmental Authority or any court is required to be obtained or made by either Seller or Group for the consummation of the transactions contemplated by this Agreement. Group, in its capacity as sole shareholder of Seller, and acting through its Board of Directors, has adopted resolutions approving of Seller entering into this Agreement.

Section 4.5    No Conflicts. Neither the execution, delivery and performance of this Agreement by Seller or Group, nor the compliance with or fulfillment of the terms, conditions and provisions hereof by Seller or Group, shall conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares, under (a) the articles of incorporation or by-laws of Seller or Group, respectively, (b) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other material authorization, right, restriction or obligation to which Seller or Group, respectively, is a party or the Shares are subject or by which Seller or Group, respectively, is bound, (c) any court order to which Seller or Group is a party or any of the Shares are subject or by which Seller or Group is bound, or (d) any requirements of laws, rules or regulations affecting Seller or Group, or the Shares or otherwise applicable to the transactions contemplated by this Agreement.

Section 4.6    Material Non-Public Information. Each of Seller and Group acknowledges that the Company and its Affiliates, officers and directors, may possess material non-public information not known to Seller or Group regarding or relating to the Company, including, but not limited to, information concerning the business, financial condition, results of operations, prospects or other plans of the Company, and that neither Seller nor Group has received or requested any such information, and each agrees that neither the Company nor its Affiliates, officers or directors shall have any liability whatsoever to Seller or Group with respect to the nondisclosure of any such material non-public information, whether before or after the date of this Agreement.

Section 4.7    Value of the Shares. Each of Seller and Group acknowledges and confirms that it is aware that the closing sale price of the Common Stock, as reported by the NASDAQ Stock Market (the “Stock Price”), has fluctuated since Seller purchased the Shares and is likely to continue to fluctuate after the date of this Agreement, including possible material increases to such Stock Price. Each of Seller and Group further acknowledges and confirms that it is aware that future changes and developments in (a) the Company’s business and financial condition and operating results, (b) the industries in which the Company competes, and (c) overall market and economic conditions, may have a favorable impact on the value of the Common Stock after the sale by Seller of the Shares to the Company pursuant to the terms of this Agreement. Each of Seller and Group has determined to forego the possibility of any such future increases in value to obtain the consideration being paid pursuant hereto for its investment with respect to the Shares. Each of Seller and Group acknowledges that the

Company has not made any representation to it about the advisability of this decision or the potential future value of the Shares being sold by Seller.

Section 4.8    Tax Matters. Each of Seller and Group has had opportunity to review with its own tax advisors the federal, state and local tax consequences of the sale of the Shares held by Seller to the Company and the transactions contemplated by this Agreement. Each of Seller and Group is relying solely on itself and its respective advisors and not on any statements or representations of the Company other than those that may be explicitly contained herein. Each of Seller and Group understands that it (and not the Company) shall be responsible for its own tax liability, if any, that may arise as a result of the transactions contemplated by this Agreement.

Section 4.9    Finders or Brokers. Except for UBS Securities LLC, whose fees and expenses shall be paid by Seller and/or Group, neither Seller nor Group has agreed to pay any fee or commission to any agent, broker, finder, investment banker, or other Person for or on account of services rendered as a broker or finder or other similar services in connection with this Agreement or the transactions contemplated hereby and that would give rise to any valid claim against the Company for any brokerage commission, finder’s fee, investment banking fee, or similar payment.

Section 4.10    No Other Representations or Warranties. Seller and Group each acknowledges and agrees that neither of them is relying upon any representations or warranties of the Company, express or implied, except those contained herein, and Seller and Group each specifically does not request, desire or require the Company to make any other representations or warranties whatsoever with respect to the Company and/or the Shares or any other matter with respect to any of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Seller and Group, as of the date of this Agreement and as of the Closing, as follows:

Section 5.1    Existence; Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia.

Section 5.2    Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by the Company and it represents the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws relating to and affecting creditors’ rights generally and by general equity principles.

Section 5.3     No Approvals. No consent, approval, authorization or order of, or filing with, any Governmental Authority or any court is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement.

Section 5.4     No Conflicts. Neither the execution, delivery and performance of this Agreement by the Company, nor the compliance with or fulfillment of the terms, conditions and provisions hereof by the Company, shall conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (a) the articles of incorporation or by-laws of the Company, (b) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other material authorization, right, restriction or obligation to which the Company is a party or by which the Company is bound, (c) any court order to which the Company is a party or by which the Company is bound, or (d) any requirements of laws, rules or regulations affecting the Company or otherwise applicable to the transactions contemplated by this Agreement.

Section 5.5    Value of the Shares. The Company acknowledges and confirms that it is aware that the Stock Price has fluctuated since Seller purchased the Shares and is likely to continue to fluctuate after the date of this Agreement, including possible material decreases to such Stock Price. The Company further acknowledges and confirms that it is aware that future changes and developments in (a) its business and financial condition and operating results, (b) the industries in which it competes, and (c) overall market and economic conditions, may have an unfavorable impact on the value of the Common Stock after the sale by Seller of the Shares to the Company pursuant to the terms of this Agreement. The Company has determined to forego the possibility of any such future decreases in value to obtain the Shares for the consideration being paid pursuant hereto. The Company acknowledges that neither Seller nor Group has made any representation to it about the advisability of this decision or the potential future value of the Shares being sold by Seller.

Section 5.6    Tax Matters. The Company has had opportunity to review with its own tax advisors the federal, state and local tax consequences of its purchase of the Shares held by Seller and the transactions contemplated by this Agreement. The Company is relying solely on itself and its respective advisors and not on any statements or representations of Seller or Group other than those that may be explicitly contained herein. The Company understands that it (and not Seller or Group) shall be responsible for its own tax liability, if any, that may arise as a result of the transactions contemplated by this Agreement.

Section 5.7    Fairness Opinion. The Board of Directors of the Company has received an opinion from Sandler O’Neill + Partners, L.P. to the effect that, as of the date hereof, the Per Share Price is fair to the Company from a financial point of view.

Section 5.8    Finders or Brokers. Except for Sandler O’Neill + Partners, L.P., whose fees and expenses shall be paid by the Company, the Company has not agreed to pay any fee or commission to any agent, broker, finder, investment banker, or other Person for or on account of services rendered as a broker or finder or other similar services in connection with this

Agreement or the transactions contemplated hereby and that would give rise to any valid claim against Seller or Group for any brokerage commission, finder’s fee, investment banking fee, or similar payment.

ARTICLE VI

COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

Section 6.1     Intercompany Agreements.

(a) The Parties agree that, effective upon the Closing, the following agreements existing between or among them shall be terminated in their entirety and be of no further force or effect: (i) that certain Corporate Agreement, dated as of July 20, 2006, and as amended by Amendment No. 1 to Corporate Agreement, dated as of April 5, 2007, by and between the Company and Group (including, without limitation, termination of (x) all of the indemnification rights and obligations (whether for existing or future claims) under the Corporate Agreement and (y) provisions that otherwise would, by their terms, survive termination of such agreement pursuant to Article VI thereof); (ii) that certain Services Agreement, dated as of July 20, 2006, by and between the Company and Group; and (iii) that certain Trademark License Agreement, dated as of July 20, 2006, by and between Group and the Company.

(b) The Parties acknowledge and agree that, in connection with the consummation of the transactions contemplated hereby, at the Closing, each Party will execute and deliver the Related Agreements to which it is a party.

(c) Notwithstanding any other provision contained in this Agreement, the Parties acknowledge and agree that (i) that certain Tax Sharing Agreement, dated as of July 20, 2006, by and between Seller and the Company, (ii) that certain Assignment and Assumption Agreement entered into in January 2009, by and between Group and the Company with respect to certain leases, (iii) that certain Assignment Agreement effective as of February 23, 2009, by and between Group and the Company with respect to the “Arlington Asset Investment Corp.” name, and (iv) notwithstanding Section 6.2(b) and subject to Section 6.2(a), the Registration Rights Agreement are not being terminated or amended in connection with the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms.

Section 6.2     Follow-on Offering Rights and Obligations; Other Matters.

(a) Seller and Group agree that, notwithstanding any rights that either of them (or any of their Affiliates) may have under the Registration Rights Agreement, neither of them shall exercise and they hereby waive any such rights with respect to the first registered follow-on offering of Common Stock (the “Follow-on Offering”), if any, within one year of the date of the Closing (the “Waiver Period”); provided, however, that that during the Waiver Period, if the aggregate public offering price of the shares of Common Stock to be registered and sold in the Follow-on Offering exceeds $90 million (the “Minimum Offering Price,” which shall not include any shares proposed to be registered by Group), then Group shall have the option to elect either:

(x) to sell up to 50% of the shares registered and sold in the Follow-on Offering (including as part of any underwriters’ over allotment option) in excess of the Minimum Offering Price; or (y) sell up to 100% of the shares to be sold pursuant to the underwriters’ over allotment option in the Follow-on Offering; and provided, further, that if Group elects to participate in the Follow-on Offering pursuant to either clause (x) or (y) above, then prior to the printing or finalization of any preliminary prospectus for the Follow-on Offering (the “Launch Date”), Group shall be required to irrevocably commit to sell the number of shares determined in accordance with clause (x) or (y) above in writing to the Company, and to execute such other instruments and enter into such other arrangements as are customary for selling shareholders in an underwritten public offering. Such irrevocable notice must be received at least three business days prior to the Launch Date, following reasonable notice of such Launch Date by the Company, which shall in any event be given not less than three business days prior to the Launch Date. Each of Seller and Group further agree (on behalf itself and its Affiliates) that, as part of the Follow-on Offering, each of them will agree to enter into a standard and customary restriction on the sale of securities for the same period following such offering as to which others are subject with respect to such offering. To the extent there is any conflict between the terms of this Section 6.2(a) and the Registration Rights Agreement as to the matters discussed in this Section 6.2(a), the Parties agree that this Section 6.2(a) shall govern. Seller and Group further agree that, between the date hereof and the Follow-on Offering, neither Seller nor Group, either directly or indirectly, will sell, convey, assign, transfer, or otherwise dispose of any shares of Common Stock unless (i) such transaction is approved in writing in advance by the Company, (ii) the Company has not filed a registration statement with respect to the Follow-on Offering within 45 days of the date of the Closing, or (iii) such transaction is at a price per share at least equal to $4.35. The Company shall pay all Registration Expenses incurred in connection with the Follow-on Offering.

(b) Subject to the penultimate sentence of Section 6.2(a), in the event that Group sells, or, with respect to a Resale Shelf (as defined below) naming Group or any of its Affiliates as a selling security holder, proposes to sell, at least 400,000 Remaining Shares to one or more third party transferees (each a “Selling Shareholder”), the Company agrees, at Group’s written request (a “Registration Request”), that it will (i) file a registration statement on Form S-1 or S-3, as applicable, with the Securities and Exchange Commission (a “Resale Shelf”) to include such number of Remaining Shares as are held by one or more Selling Shareholders (and which may include Group or any of its Affiliates as a selling security holder as if it were a Selling Shareholder, provided that Sections 2(g) and 6 of the Registration Rights Agreement shall be applicable to the inclusion on a Resale Shelf of any Remaining Shares beneficially owned by Group or any of its Affiliates), as soon as reasonably practicable after the Registration Request and in any event no later than 90 days after the date of such request, and use commercially reasonable efforts to have declared effective such Resale Shelf, and (ii) subject to the conditions in Section 6 of the Registration Rights Agreement, will maintain the effectiveness of such Resale Shelf until the earlier of (A) the second anniversary of the date of effectiveness of the Resale Shelf, and (B) the date on which the Securities are disposed of or are eligible for sale pursuant to Rule 144(b)(1) (or any successor provision) under the Securities Act of 1933, as amended (the “Securities Act”); provided, that (x) in the event the Company is eligible to file a Resale Shelf on Form S-3 (or any other successor short form registration statement) on a secondary basis and (A) meets the eligibility requirements of instruction I.B.1 of Form S-3 and (B) is eligible to omit the identities of selling security holders pursuant to Rule 430B (or any successor rule) under the Securities Act, Group may only make one Registration Request with respect to a Resale Shelf, (y) if the Company is not eligible to file a Resale Shelf in accordance with clause (x) above then either (1) if the Company is otherwise eligible to use Form S-3, Group may make up to four Registration Requests with respect to a Resale Shelf on behalf of Selling Shareholders or (2) if the Company is not eligible to use Form S-3, Group may make up to six Registration Requests on behalf of Selling Shareholders, and (z) in the event the Company files a Resale Shelf on Form S-3 in accordance with (x) or (y)(1) above and thereafter ceases to qualify to use Form S-3, Group may make up to six Registration Requests on behalf of Selling Shareholders; provided, however, in no event may Group make more than a total of six Registration Requests. The Parties agree that the Company will not have any obligation to engage in any underwritten offering or participate in road show activities with respect to a Resale Shelf, and no other registration rights will be granted by the Company, or transferred by Group, to any Selling Shareholder. The Company shall pay all Registration Expenses incurred in connection with the first Resale Shelf and the Company and Group shall each pay one-half of the Registration Expenses incurred in connection with the second and any subsequent Resale Shelf. Group agrees to use commercially reasonable efforts to manage its requests to the Company with respect to the filing of any Resale Shelf pursuant to this Section 6.2(b) so as to minimize the number of resale registration statements to be filed. Notwithstanding anything herein to the contrary, a Registration Request shall not include requests to file prospectus supplements or post-effective amendments to an effective Resale Shelf. Notwithstanding anything herein to the contrary, a Resale Shelf shall not be deemed to have been effected (and, therefore, a Registration Request shall be deemed not to have been exercised) unless such Resale Shelf has become effective (except if the Registration Request is revoked by Group), or if, after such Resale Shelf has become effective, such Resale Shelf is interfered with by any stop order, injunction or other order or requirement of the Securities and Exchange Commission or other governmental agency or court for any reason other than a misrepresentation or an omission by Group or a Selling Shareholder.

Section 6.3     Proxies and Voting of the Shares.

(a) Each of Seller and Group represents, covenants and agrees that it has not and shall not grant to any Person any proxy with respect to any of the Shares (other than to a designated representative of the Company pursuant to a proxy statement of the Company). Each of Seller and Group further covenants and agrees that it shall cause all of the Shares for which it has the right to vote as of the record date for the Company’s next shareholders’ meeting to be held on June 4, 2009 to be present for quorum purposes and to be voted at such meeting or at any adjournments or postponements thereof, (i) in favor of the nominees for director proposed by the incumbent Board of Directors of the Company (the “Board”) for election at any such meeting, and (ii) in accordance with the recommendation of the Board for each other matter that is subject to a vote of the stockholders at such meeting.

(b) In furtherance of the foregoing, prior to the date hereof Seller and Group have executed, dated and delivered to a designated representative of the Company a completed proxy (the “Proxy”) for the Company’s Annual Meeting of Stockholders to be held on June 4, 2009 (the “Annual Meeting”), which Proxy will be voted (i) in favor of each director nominated and recommended by the Board for election at the Annual Meeting and (ii) in accordance with the recommendation of the Board for each other matter that is subject to a vote of the stockholders at the Annual Meeting. Each of Seller and Group further covenants and agrees that (A) it shall not revoke the Proxy without the Company’s consent, and (B) subject to applicable law, if requested by the Company, assuming the Shares were issued and outstanding as of the new record date applicable to the solicitation, it shall grant a new proxy to a designated representative of the Company to vote in favor of each director nominated and recommended by the Board for election and in accordance with the recommendation of the Board for each other matter that is subject to a vote of the stockholders, in each case in connection with any new solicitation of proxies by the Company in connection with the Annual Meeting or any adjournments or postponements thereof.

Section 6.4     Access to Information.

(a) From and after the date of the Closing of and until the seventh anniversary of the date of the Closing, in connection with any reasonable purpose relating to the operation of Seller’s or Group’s respective business prior to the date of the Closing or the ownership of the Shares prior to the date of the Closing (including the preparation of financial statements or tax returns or any legal or administrative action to which Seller or Group may become subject that relate to periods prior to the date of the Closing) or the rights or obligations of Seller or Group or any of their respective Affiliates under this Agreement or any of the Related Agreements, and except as determined in good faith to be appropriate to ensure compliance with any applicable laws and subject to any applicable privileges (including the attorney-client privilege), the Company shall permit Seller and Group and their respective representatives to have reasonable access, upon reasonable notice and during normal business hours, to the Company and all relevant books, records and documents of the Company (including computer records archives and documents stored offsite with any vendors) and shall furnish to Seller or Group or any of their respective Affiliates such financial and other information regarding the Company as Seller or Group may from time to time reasonably request that are reasonably related to such purposes; provided, however, that the foregoing do not unreasonably disrupt the Company’s operation of its business. Seller and Group and their respective representatives shall be given reasonable access, upon reasonable notice and during normal business hours, to executive officers of the Company that have management or oversight responsibility for matters relating to the matters set forth above, including the use of such individuals as witnesses in hearings or trials; provided, that the foregoing does not unreasonably disrupt the business of the Company. Notwithstanding anything herein to the contrary, the Company shall not be required to disclose to Seller or Group or their respective representatives any confidential or proprietary information not relating primarily to the purposes set forth above or to permit Seller or Group or their respective representatives to copy or remove from the properties or offices of the Company or any of its Affiliates any confidential or proprietary information.

(b) The Company agrees that, following the Closing, for so long as Group has beneficial ownership of less than 50% but equal to or greater than 20% of the Company’s

Common Stock, the Company will make available to Seller and Group the information reasonably requested by Group and required under generally accepted accounting principles to enable Group to prepare its financial statements using the equity method accounting with respect to its ownership interest in the Company. Without limiting the generality of the foregoing, the Company shall use commercially reasonable efforts to provide Seller and Group with an estimate of the Company’s quarterly consolidated net income and shareholders’ equity no later than five business days after the last day of each fiscal quarter; provided, that if the Company will be unable to provide such information within five business days after using commercially reasonable efforts, the Company will notify Group and will continue to use commercially reasonable efforts to provide such information to Seller and Group as soon as practicable and in any event no later than 10 business days after the last day of such fiscal quarter.

(c) Except as required by law, regulation or legal or judicial process, Group agrees that it and its Affiliates and their respective directors, officers or employees will not, without the prior written consent of the Company, disclose to any Person any non-public information concerning the business or affairs of the Company or any of its Affiliates acquired from any director, officer or employee of the Company or any of its Affiliates (whether before or after the date hereof); provided, however, that following the Closing, the Company will cooperate diligently and in good faith with Group, if requested, to facilitate the sale of the Remaining Shares of the Company’s Common Stock, in whole or in part, to prospective purchasers by, among other things, permitting prospective purchasers to carry out reasonable due diligence with respect to the Company and by making the Company’s Chief Executive Officer and other senior officers reasonably available to address inquiries from such prospective purchasers, so long as any such prospective purchaser agrees to enter into customary confidentiality and standstill agreements with the Company, which for the first year after the date of the Closing shall be substantially in the form of, and in no event more burdensome to such prospective purchaser than, the confidentiality agreement and standstill agreement attached hereto as Exhibit J; provided, however, that the standstill agreement will last no longer than nine months and will provide that a prospective purchaser may acquire shares of Common Stock that together with any other shares of Common Stock beneficially owned by such prospective purchaser does not constitute beneficial ownership of 20% or more of the outstanding shares of Common Stock on a diluted basis; provided, further, that the standstill agreement will permit prospective purchasers that do not otherwise beneficially own any shares of Common Stock to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock on a diluted basis only as a result of, and immediately following, purchases of any of the Remaining Shares from Group; and provided, further, that the Company will negotiate the terms of, and requested modifications to, the form of confidentiality agreement and standstill agreement attached hereto as Exhibit J in good faith with any prospective purchaser who negotiates in good faith with the Company, provided that the changes requested by the prospective purchaser do not alter the obligations of the parties thereto in any material respect.

Section 6.5     Announcements; Filings. Prior to filing any materials or documents with any Person in connection with the transactions contemplated by this Agreement, each of Seller,

Group, and the Company agrees that it shall use its respective reasonable efforts to afford the other Parties a reasonable opportunity to review and comment on such materials or documents.

Section 6.6    Termination of Rights as Stockholder. The Parties hereby agree that, effective upon the consummation of the transactions contemplated hereby, nether Seller nor Group shall any longer have any rights or privileges associated with being a holder of the Shares.

Section 6.7    Equity Awards. The Parties agree that all equity awards that have been granted to any current or former executive officers or employees of such Parties shall continue in accordance with the terms of the operative plans or agreements pursuant to which they were granted, and shall not be affected by this Agreement or the transactions contemplated hereby.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Notices. All notices, requests, permissions, waivers, and other communications to be given or otherwise made to any Party to this Agreement shall be deemed to be duly given upon actual receipt, and shall be delivered in a written instrument, delivered in person, by express overnight courier service, by electronic facsimile transmission (with a copy sent by first class mail, postage prepaid), or by registered or certified mail, return receipt requested, postage prepaid, addressed to such Party at the address set forth below or at such other address as may hereafter be designated in writing by a Party to each of the other Parties:

If to the Company:	FBR Capital Markets Corporation 1001 Nineteenth St. North Arlington, VA 22209 Attention: Chief Legal Officer Facsimile: (703) 469-1140

If to Group:	Friedman, Billings, Ramsey Group, Inc., (d/b/a Arlington Asset Investment Corp.) 1001 Nineteenth St. North Arlington, VA 22209 Attention: Chief Executive Officer Facsimile: (703) 469-1145

If to Seller:	FBR TRS Holdings, Inc. 1001 Nineteenth St. North Arlington, VA 22209 Attention: Chief Executive Officer Facsimile: (703) 469-1145

Section 7.2     Assignment; Successors and Assigns. This Agreement may not be assigned by any Party without the prior written approval of the other Parties; provided, however, that each of Group and the Company may assign all or a part of its respective interest in this Agreement and its respective rights hereunder to any of its respective Affiliates, provided that any such assignment shall not relieve the Party making such assignment from fulfilling any its obligations hereunder; and provided, further, that Group may not assign to any of its Affiliates any obligation to transfer the Shares to the Company. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

Section 7.3     Expenses. Except as otherwise provided in this Agreement or any Related Agreement, each of the Parties shall bear its own legal, investment banking, accounting and other costs and expenses in connection with the transactions contemplated hereby or thereby.

Section 7.4     Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provisions or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the Commonwealth of Virginia. The Parties agree, for the purposes of any action arising out of or relating to this Agreement, to commence any such action solely in the state or federal courts located in the Commonwealth of Virginia.

Section 7.5     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.6     Amendments; Modifications; Waivers. This Agreement may not be amended, supplemented or modified except by an agreement in writing that makes specific reference to this Agreement and that is signed by an authorized representative of each of the Parties. The failure of a Party to assert any of its rights hereunder shall not constitute a waiver of such rights nor in any way affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every provision of this Agreement. No waiver of any breach of or noncompliance with this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

Section 7.7     Entire Agreement. This Agreement and all Exhibits and Schedules hereto and the Related Agreements constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 7.8     Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties agrees that, in the event of any breach of the provisions of this Agreement, the non-

breaching Party, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction, and to enforce specifically the terms and provisions of this Agreement. Each of the Parties (to the extent such Party is the breaching Party) further agrees that it will not oppose the granting of such relief on the basis that the non-breaching Party has an adequate remedy at law.

Section 7.9     Severability. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereunder are not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereunder may be consummated as originally contemplated to the fullest extent possible.

Section 7.10     No Third-Party Beneficiaries. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or a successor or permitted assign of such a Party.

Section 7.11     Interpretation; Construction. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein (i) to Sections mean the Sections of this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Titles and headings to articles or sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Ambiguities, inconsistencies or conflicts in this Agreement will not be strictly construed against either Party but will be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the Parties’ intentions at the time this Agreement is entered into and common practice in the industry. This Agreement shall be construed as if drafted jointly by all of the Parties.

Section 7.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become binding when all counterparts have been signed by the Parties and delivered to all of the Parties be electronic means or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

FBR CAPITAL MARKETS CORPORATION

By:	/s/ Richard J. Hendrix
Name: Richard J. Hendrix Title: President and Chief Executive Officer

FBR TRS HOLDINGS, INC.

By:	/s/ J. Rock Tonkel, Jr.
Name: J. Rock Tonkel, Jr. Title: President and Chief Operating Officer

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. (d/b/a ARLINGTON ASSET INVESTMENT CORP.)

By:	/s/ J. Rock Tonkel, Jr.
Name: J. Rock Tonkel, Jr. Title: President and Chief Operating Officer

Signature Page to Stock Repurchase Agreement